EXHIBIT 10.1

CHIEF RESTRUCTURING OFFICER

ENGAGEMENT LETTER AGREEMENT

Dated as of March 5, 2010

Via Electronic Mail Delivery

Mr. Neil E. Scwartzman

Acting Chief Executive Officer

Protective Products of America, Inc.

1649 NW 136 Avenue

Sunrise, FL 33323

Re:

Engagement of Frank E. Jaumot as Chief Restructuring Officer (“CRO”) for Protective Products of America, Inc., CPC holding Corporation of America, Ceramic Protection Corporation of America, Protective International Corp., and Protective Products of North Carolina, LLC, each as a debtor and debtor in possession (collectively, the “Company”).

Dear Mr. Schwartzman:

This letter confirms and sets forth the terms and conditions of my engagement as the Chief Restructuring Officer by the Company, including the scope of the services to be performed and the basis of compensation for those services.  The Company is currently operating as a debtor in possession under Chapter 11 of title 11 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”), in Case No. 10-10722-BKC-JKO (Jointly Administered) (the “Chapter 11 Cases”).  Upon execution of this letter by each of the parties below, and entry of the Approval Order (as defined below), this letter shall constitute an agreement between the Company and myself. The Company sold substantially all of its assets on March 5, 2010, and is pursuing an orderly liquidation of its remaining assets in the Chapter 11 Cases (the “Orderly Liquidation”).

1.

Description of Services

a.

Duties and Powers.

I currently serve and will continue to serve as a director of the Company.  In addition, I shall serve as the CRO of the Company and shall supervise and oversee the Orderly Liquidation (and over all aspects thereof).  In this capacity, I shall have the authorization to: (a) to open and close bank accounts for the Company, (b) to transfer funds of the Company, (c) to cause the Company to modify, amend, terminate and/or enforce  any of its any contractual rights; (c) to cause the Company to enter into any agreement or contract that is reasonably necessary to the completion of the Orderly Liquidation; (d) cause the Company to comply with all Guidelines of the Office of the United States Trustee, (e) to cause the Company to pursue, settle or compromise any litigation, controversy or other dispute involving the Company, (f) to cause the Company to exercise the Company’s rights under the Company’s agreements and other agreements in favor of the Company; (g) to cause the Company to prepare one or more plans of reorganization, or to take any all action in the Chapter 11 Cases.

2.

Compensation

a.

I shall bill the Company on Friday of each week for my services during that week.  I will be paid by the Company for the services of the CRO at the rate of $385 per hour.  I have the right to hire additional personnel to assist me.  Services provided to the Company by any additional such personnel to support the CRO in carrying the services outlined herein shall be paid by the Company at the standard hourly rates of such personnel, and their rates will not exceed $325 per hour. Such hourly rates shall be referred to as the “standard hourly rates”.  The aggregate changes for all services at the standard hourly rates shall not exceed $15,000 per week.

b.

In addition, I will be reimbursed by the Company for the reasonable out-of-pocket expenses of the CRO, and if applicable, other personnel, incurred in connection with this assignment, such as reasonable out-of-town travel, reasonable out-of-town lodging, duplications, computer research, messenger and telephone charges. All fees and expenses due to me will be billed on a weekly basis and be due and payable on each Wednesday during the Term of this Agreement for the prior calendar week.

c.

Upon the execution of this Agreement, and entry of an order in the Chapter 11 Cases approving this Agreement under Section 363(b) of the Bankruptcy Code (the “Approval Order”), the Company shall pay a retainer of $15,000 which shall be retained and applied against my final invoice.  Any funds remaining on deposit after the conclusion of our services shall be returned to the Company, or as otherwise directed by the Court.

3.

Term

The engagement will commence effective as of March 5, 2010 and may be terminated by either party without cause by giving 7 days written notice to the other party.   In the event of any such termination, any fees and expenses due to me through the effective date of such termination shall be applied to the remaining balance of the advance payment to the extent a balance exists and then any additional fees and expenses shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination).  The Company may immediately terminate my services hereunder at any time for Cause (hereinafter defined) by giving written notice to me.  My services may be immediately terminated hereunder at any time for Good Reason

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(hereinafter defined) by giving written notice to the Company.   Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraph 8.  For purposes of this Agreement, “Cause” shall mean if (i) the CRO is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; or (ii) a material breach of any of my material obligations under this Agreement which is not cured within 30 days of the Company’s written notice thereof to me describing in reasonable detail the nature of the alleged breach. For purposes of this Agreement, termination for “Good Reason” shall mean termination caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within 5 days of my having given written notice of such breach to the Company describing in reasonable detail the nature of the alleged breach.

4.

Confidentiality / Non-Solicitation.

I shall keep as confidential all non-public information received from the Company in conjunction with this engagement, except (i) as requested by the Company or its legal counsel; (ii) as required by legal proceedings or (iii) as reasonably required in the performance of this engagement.  All obligations as to non-disclosure shall cease as to any part of such information to the extent that such information is or becomes public other than as a result of a breach of this provision.

5.

Indemnification.

The Company shall indemnify me to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’ bylaws, its certificate of incorporation, or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to me.  The CRO shall be covered as an officer under the Company’s existing director and officer liability insurance policies, to the extent that same remain in full force and effect.  The Company shall also maintain any such insurance coverage for the CRO for a period of not less one year following the date of the termination of such officer’s services hereunder.  The attached indemnity provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall survive termination.  The provisions of this section 5 are in the nature of contractual obligations and no change in applicable law or the Company’ charter, bylaws, or other organizational documents or policies shall affect my rights hereunder.

6.

Miscellaneous.

This Agreement shall (together with the attached indemnity provisions) be:  (a) governed and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof; and (c) may not be amended or modified except in writing executed by each of the signatories hereto.  The

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Company and I agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-performance of the Company or me hereunder. Any disputes arising from or relating to this Agreement shall adjudicated by the Court.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours,

/s/ Frank E. Jaumot

Frank E. Jaumot

Accepted and Agreed:

PROTECTIVE PRODUCTS OF AMERICA, INC., on behalf of itself and the

Entities listed on Schedule 1

By: /s/ Neil E. Schwartzman

Name:

Title:

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Schedule 1

LIST OF AFFILIATED ENTITIES

CPC holding Corporation of America

Ceramic Protection Corporation of America

Protective International Corp.

Protective Products of North Carolina, LLC

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